Exhibit 21.1

List of Subsidiaries of Forward Industries, Inc.

1.       Forward Industries (IN), Inc., an Indiana Corporation;

2.       Forward Industries HK Limited, a Hong Kong Limited Company;

3.       Forward Industries (Switzerland) GmbH, a Switzerland GmbH

4.       Forward Asia Pacific Limited, a Hong Kong Limited Company

5.       Forward Ind. (UK) Limited, Limited Company of England and Wales

All subsidiaries are wholly-owned by Forward Industries, Inc.  Each does business under its name as set forth above.